Exhibit 3.5.4

RAPID AIRCRAFT PARTS AND INVENTORY DISTRIBUTION COMPANY, LLC

OPERATING AGREEMENT

Effective: MARCH 26, 2007

OPERATING AGREEMENT

OF

RAPID AIRCRAFT PARTS AND INVENTORY DISTRIBUTION COMPANY, LLC

Table of Contents

ARTICLE 1: OFFICES			-1-
1.1	Principal Office		-1-
1.2	Registered Office		-1-

ARTICLE 2: MEETINGS			-1-
2.1	Annual Meeting		-1-
2.2	Special Meetings		-1-
2.3	Notice of Meetings		-1-
2.4	Quorum		-2-
2.5	Proxies		-2-
2.6	Voting by Certain Members		-2-
2.7	Manner of Acting		-2-
	(A)	Formal Action by Members	-2-
	(B)	Procedure	-2-
	(C)	Presumption of Assent	-2-
	(D)	Informal Action of Members	-3-
2.8	Order of Business		-3-
2.9	Telephonic Meeting		-3-

ARTICLE 3: FISCAL MATTERS			-3-
3.1	Fiscal Year		-3-
3.2	Deposits		-3-
3.3	Checks, Drafts, Etc		-3-
3.4	Loans		-4-
3.5	Contracts		-4-

ARTICLE 4: MEMBERSHIP CERTIFICATES AND THEIR TRANSFER			-4-
4.1	Certificates		-4-
4.2	Legend		-4-
4.3	Certificate Register		-4-
4.4	Transfers of Certificates		-4-
4.5	Transfer Purchase Price		-5-

ARTICLE 5: BOOKS AND RECORDS			-6-
5.1	Books and Records		-6-
5.2	Right of Inspection		-6-
5.3	Financial Records		-6-

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ARTICLE 6: CAPITAL ACCOUNTS		-6-
6.1	Initial Capital Contributions	-6-
6.2	Additional Capital Contributions	-6-
6.3	Capital Accounts	-7-
6.4	Withdrawal of Capital	-7-

ARTICLE 7: DISTRIBUTION OF PROFITS AND LOSSES		-7-
7.1	Profits and Losses	-7-

ARTICLE 8: MANAGEMENT		-8-
8.1	Management	-8-
8.2	Officers	-8-
8.3	Subordinate Officers and Agents	-8-
8.4	Compensation	-8-
8.5	Election and Removal	-8-
8.6	President	-8-
8.7	Vice President	-8-

ARTICLE 9: INDEMNIFICATION AND INSURANCE		-9-
9.1	General	-9-
9.2	Derivative Action	-9-
9.3	Costs Indemnified	-9-
9.4	Time of Indemnification	-10-
9.5	Nonexclusive Rights	-10-
9.6	Insurance	-10-
9.7	Resulting Company	-10-
9.8	References	-11-
9.9	Continuation	-11-

ARTICLE 10: MISCELLANEOUS		-11-
10.1	Notice	-11-
10.2	Waiver of Notice	-11-
10.3	Duality of Interest Transactions	-11-
10.4	Anticipated Transactions	-11-
10.5	Governing Law	-11-

ARTICLE 11: AMENDMENTS		-12-
11.1	Amendments	-12-
11.2	Entire Agreement	-12-

RATIFICATION		-13-

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OPERATING AGREEMENT

THIS OPERATING AGREEMENT is entered into effective this 26th day of March, 2007, by all the Members of Rapid Aircraft Parts and Inventory Distribution Company, LLC, a Kansas limited liability company (hereinafter the “Company”). The Members of the Company agree, acknowledge and understand as follows:

ARTICLE 1: OFFICES

1.1	Principal Office. The principal office of the Company shall be located at 10511 E. Central Avenue, Wichita, Sedgwick County, Kansas 67206-0000. The Company may have such other offices, either within or without the State of Kansas, as the Members may designate or as the business of the Company may from time to time require.

1.2	Registered Office. The registered office of the Company may, but need not, be identical with the Principal Office in the State of Kansas. The address of the initial registered office of the Company is 9709E. Central, Wichita, Sedgwick County, Kansas 67206-0000, and the initial resident agent at such address is Wayne W Wallace. The registered office and the resident agent may be changed from time to time by action of the Members and by filing the prescribed form with the Kansas Secretary of State.

ARTICLE 2: MEETINGS

2.1	Annual Meeting. The annual meeting of the Members shall be held on the second Tuesday in June of each year, beginning with the year 2003 at the hour of 10:00 o’clock a.m., for the purpose of electing the officers of the company and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day. If the election shall not be held on the day designated herein for the annual meeting of the Members, or at any adjournment thereof, the Members shall cause the election to be held at a special meeting of the Members as soon thereafter as it may conveniently be held.

2.2	Special Meetings. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Member or Members holding not less than one-fifth of the voting power of the Company.

2.3	Notice of Meetings. Written notice stating the place, day and hour of the meeting, and in case of a special meeting, the purposes for which the meeting is called shall be delivered not less than ten (10) days before the date of the meeting, either personally or by mail, by or at the direction of the President, to each Member of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Member at the address as it appears on the books of the Company, with postage thereon prepaid. When all the Members of the Company are present at any meeting, or if those not present sign in writing a waiver of notice of such meeting, or subsequently ratify all the proceedings thereof, the transactions of such meeting are as valid as if a meeting were formally called and notice had been given.

2.4	Quorum. At any meeting of the Members, a majority of the equitable ownership interests, as determined by the equitable ownership interest of each Member as reflected on the books of the Company, represented in person or by proxy, shall constitute a quorum at a meeting of the Members. If less than said majority of the equitable ownership interests are represented at a meeting, a majority of the interests so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum.

2.5	Proxies. At all meetings of Members, a Member may vote by proxy executed in writing by the Member or by their duly authorized attorney-in-fact. Such proxy shall be filed with the President of the Company before or at the time of the meeting. No proxy shall be valid after three years from date of execution, unless revoked or as otherwise provided in the proxy.

2.6	Voting by Certain Members. Membership Certificates held in the name of a corporation, partnership or company (if applicable) may be voted by such officer, partner, agent or proxy as the Bylaws or agreements of such entity may prescribe or, in the absence of such provision, as the Board of Directors of such entity may determine. Certificates held by a trustee, personal representative, administrator, executor, guardian or conservator may be voted by such party, either in person or by proxy, without a transfer of such certificates into their name.

2.7	Manner of Acting.

(A)	Formal Action by Members. Ordinarily, the act of a majority of the Members present at a meeting at which a quorum is present shall be the act of the Members. Upon demand of any Member, voting on a particular issue shall be in accordance with units of equitable ownership interests in the Company.

(B)	Procedure. The President of the Company shall preside at meetings of the Members, may move or second any item of business, and may vote upon any matter. A record shall be maintained of the meetings of the Members. The Members may adopt their own rules of procedure, which shall not be inconsistent with this Operating Agreement.

(C)

Presumption of Assent. A Member of the Company, who is present at a meeting of the Members at which action on any matter is taken, shall be presumed to have assented to the action taken, unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by certified mail to the secretary of the meeting immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Member who voted in favor of such action.

(D)	Informal Action of Members. Unless otherwise provided by law, any action required to be taken at a meeting of the Members, or any other action which may be taken at a meeting of the Members, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all the Members entitled to vote with respect to the subject matter thereof.

2.8	Order of Business. The order of business at all meetings of the Members, shall be as follows:

1.	Roll Call.

2.	Proof of notice of meeting or waiver of notice.

3.	Reading of minutes of preceding meeting.

4.	Report of the President.

5.	Reports of Committees.

6.	Unfinished Business.

7.	New Business.

2.9	Telephonic Meeting. Members of the Company may participate in any meeting of the Members by means of conference telephone or similar communication if all persons participating in such meeting can hear one another for the entire discussion of the matter(s) to be voted upon. Participating in a meeting pursuant to this Section shall constitute presence in person at such meeting.

ARTICLE 3: FISCAL MATTERS

3.1	Fiscal Year. The fiscal year of the Company shall begin on the first day of January and end on the last day of December each year, unless otherwise determined by resolution of the Members.

3.2	Deposits. All funds of the Company shall be deposited from time to time to the credit of the Company in such banks, trust companies or other depositories as the Members may select.

3.3	Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Company shall be signed by the President, or other officers of the Company as authorized by the Members, or by such Member or Members or officers of the Members as the Members authorize by Bank Form of Resolution or other similar action.

3.4	Loans. No loans shall be contracted on behalf of the Company and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Members. Such authority may be general or confined to specific instances.

3.5	Contracts. The Members may authorize any Member or officer of the Company to enter into any contract or execute any instrument in the name of and on behalf of the Company, and such authority may be general or confined to specific instances.

ARTICLE 4: MEMBERSHIP CERTIFICATES AND THEIR TRANSFER

4.1	Certificates. Membership Certificates representing equitable ownership interest in the Company shall be in such form as shall be determined by the Members. Such Membership Certificates shall be signed by all the Members. All Membership Certificates shall be consecutively numbered or otherwise identified. The name and address of the person or entity to whom the Membership Certificates are issued, with the Capital Contribution and the date of issue, shall be entered in the Certificate Register of the Company. In case of a lost, destroyed or mutilated Membership Certificate, a new one may be issued upon such terms and indemnity to the Company as the Members may prescribe.

4.2	Legend. All Membership Certificates now owned or hereafter owned by the parties to this Agreement shall be stamped or marked with a legend substantially as follows:

“THIS MEMBERSHIP CERTIFICATE IS ISSUED AND HELD PURSUANT TO A CERTAIN OPERATING AGREEMENT, A COPY OF WHICH IS FILED AT THE PRINCIPAL OFFICE OF THE COMPANY, AND THIS MEMBERSHIP CERTIFICATE CANNOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF OR ENCUMBERED EXCEPT SUBJECT TO THE PROVISIONS OF SAID OPERATING AGREEMENT.”

4.3	Certificate Register. The Company shall maintain a Certificate Register for the Membership Certificates which reflects the capital account of each Member.

4.4	Transfers of Certificates. Any Member proposing a sale, transfer, assignment or other alienation of their equitable ownership interest in the Company (as exhibited by the Membership Certificate(s)) to a third party, whether voluntarily or involuntarily, shall first notify the Company in writing of all the details of and consideration for the proposed sale, transfer, assignment or other alienation. The Company, for the benefit of the remaining Members, shall have the irrevocable first right to acquire all, but not less than all, of the ownership interest by cancellation of the Membership Certificate(s) at the purchase price first proposed by the withdrawing Member, or at a purchase price determined in accordance with Article 4.5 below, whichever amount is less.

If the Company declines to exercise such right, the remaining Members desiring to participate shall have the irrevocable second right to proportionately (or in such proportions as the remaining Members may agree) purchase such withdrawing Member’s Membership Certificate(s) at the purchase price first proposed by the withdrawing Member, or at a purchase price determined in accordance with Article 4.5 below, whichever amount is less.

If the sale, transfer, assignment or other alienation is made to the third party as originally proposed and the other Members fail to approve such sale, transfer, assignment or other alienation by unanimous written consent, the transferee or assignee shall have no right to participate in the management of the business and affairs of the Company or to become a Member. The transferee or assignee shall only be entitled to receive the share of the profit or other compensation by way of income and the return of contributions to which that Member would otherwise be entitled.

Any voluntary or involuntary sale, transfer or other alienation of any Membership Certificate(s), in violation of this Agreement, shall be void, and the Company and the Members shall not recognize any such prohibited transfer. For purposes of this Agreement, an involuntary sale, transfer, assignment or alienation shall include, but not be limited to, (i) sale upon execution in foreclosure of any lien, security interest or other charge, (ii) an acquisition of an interest therein by a trustee in bankruptcy or similar officer, (iii) a property settlement in any divorce decree transferring possession or ownership of any Membership Certificate(s); or (iv) any other order of a court.

In the event of the death of any Member, the Company shall be obligated to purchase all of the deceased Member’s equitable ownership interest in the Company at a purchase price determined in accordance with Article 4.5 below.

Each Member warrants that all Membership Certificates to be transferred to the Company or to the other Members pursuant to the terms of this Agreement shall be free and clear of all liens, encumbrances, and security interests. In the event that any Membership Certificate(s) to be purchased are subject to any lien, encumbrance, security interest or other claim, the Company or the other Members, as the case may be, shall be entitled to either postpone payment of the purchase price until such time as the lien, encumbrance, security interest or other claim has been discharged, or deduct from the purchase price, and disburse directly to said lienholder or other creditor the portion of the purchase price as may be necessary to discharge said lien, encumbrance, security interest or claim.

4.5

Transfer Purchase Price. Except as otherwise provided, the purchase price for any sale, transfer, assignment or other alienation described above in Article 4.4 shall be equal to (i) the value of the Company set at the beginning of each year by the Members multiplied by units of the Member’s equitable ownership interest in the Company as it relates to the total equitable ownership interest owned by all of the Members, or (ii) in the event that the

Members fail to set a value of the Company in accordance with Article 4.5(i) for a period of three (3) consecutive years, the purchase price shall be equal to the fair market value of the equitable ownership interest in the Company as determined by an appraisal of the Company by an independent appraisal. For purposes of arriving at such independent appraisal, the selling Member (or his or her estate) shall select an individual who is a qualified business appraiser, the other Members (or the Company) shall select a similar individual and the two selected individuals shall select a third similarly qualified individual. The three individuals shall then perform their appraisals and the three appraisals shall then be averaged to arrive at the purchase price; provided, that if any one of the three appraisals differs by fifty percent (50%) or more from the average of the other two appraisals, such differing appraisal shall be disregarded.

ARTICLE 5: BOOKS AND RECORDS

5.1	Books and Records. The books and records of the company shall be kept at the principal office of the Company or at such other places, within or without the state of Kansas, as the Members shall from time to time determine.

5.2	Right of Inspection. Any Member of the Company shall have the right to examine at any reasonable time or times for any purpose, the books and records of account, minutes and records of Members and to make copies thereof. Such inspection may be made by any agent or attorney of the Member. Upon the written request of any Member of the Company, it shall mail to such Member its most recent financial statements, showing in reasonable detail its assets and liabilities and the results of its operations.

5.3	Financial Records. All financial records shall be maintained and reported based on generally acceptable accounting practices.

ARTICLE 6: CAPITAL ACCOUNTS

6.1	Initial Capital Contributions. The initial capital contribution of each Member shall be as agreed upon by the Members. No interest shall be paid on any capital contribution.

6.2

Additional Capital Contributions. Upon an affirmative vote of majority of Members (based upon the units of equitable ownership interest in the Company), the Company may raise additional capital through the sale of equitable ownership interest of the Company to the existing Members at a purchase price to be set by the Members. Each Member shall have the right, but not the obligation, to purchase such additional equitable ownership interest in proportion to their then existing ownership equitable ownership interest in the Company. Each Member shall have twenty (20) days to purchase any offered equitable ownership interest in such proportion following the date of written notice to the Member advising them of the right to purchase additional equitable ownership interest in the Company. The failure of any Member to exercise their right by payment of the purchase price for all or a portion of such offered equitable ownership interest to the Company within said time frame shall be deemed an absolute waiver by the Member to purchase all or the unpaid portion of their proportional share of the equitable ownership interest of the Company for that offering.

6.3	Capital Accounts. An individual capital account (the “Capital Account”) shall be established and maintained on behalf of each Member, including an additional or substituted Member who shall hereafter receive equitable ownership interest in the Company. Each Member’s capital account shall be (i) increased by (a) the amount of money and the fair market value of property contributed by such Member, and (b) allocations to such Member of Company income and gain (or items thereof), and (c) the amount of any Company liabilities assumed by the Member or which are secured by any property distributed to such Member; and (ii) decreased by (a) the amount of money and fair market value of property distributed to such Member, (b) allocations to such Member of Company loss and deductions (or items thereof), and (c) the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

6.4	Withdrawal of Capital. No Member shall have the right to withdraw his or her capital contribution or to demand and receive property of the Company or any distribution in return for his or her capital contribution, except as may be specifically provided in this Agreement or required by law. No Member shall receive out of Company property any part of their capital contribution until (i) all liabilities of the Company (except liabilities to Members on account of their contributions to capital) have been paid or sufficient property of the Company remains to pay them, and (ii) the consent of all Members is received, unless the return of the contribution to capital may be rightfully demanded as provided by law.

ARTICLE 7: DISTRIBUTION OF PROFITS AND LOSSES

7.1	Profits and Losses. Profits and losses shall be allocated to the Members in proportion to their proportional equitable ownership interest in the Company as recorded in the Certificate Register. The proportional equitable ownership interest may be amended only upon unanimous consent of all Members. The Members may from time to time unanimously declare and distribute profits in the form of money or other property to the Members in proportion to their proportional equitable ownership interest in the Company as recorded in the Certificate Register. A distribution of profits can only occur if, after the distribution is made, the assets of the Company are in excess of the liabilities of the Company (excluding liability to the Members).

ARTICLE 8: MANAGEMENT

8.1	Management. All Members shall have proportionate rights in the management of the Company based upon their respective proportional equitable ownership interest in the Company. No Member shall, without the written consent of the other Members: (i) endorse any note or act as an accommodation party, or otherwise become a surety for any transaction; (ii) borrow or lend money, deliver or accept commercial paper or execute any mortgage, security agreement, bond or lease, or purchase or contract to purchase or sell or contract to sell any property of the Company; (iii) mortgage, grant a security interest in their or its share of the Company or the Company’s assets or property; or (iv) do any act detrimental to the best interests of the Company or which would make it impossible to carry on the ordinary purpose of the Company.

8.2	Officers. The officers of the Company shall be chosen by the Members and initially shall consist of a president and vice presidents. Any number of offices may be held by the same person. Such officers shall be chosen by the Members at its first meeting and after each annual meeting of Members, or special meetings called for such purpose.

8.3	Subordinate Officers and Agents. The Members may from time to time appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Members.

8.4	Compensation. The salaries of all officers and agents of the Company shall be fixed by the Members.

8.5	Election and Removal. The officers of the Company shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Members may be removed at any time by the affirmative vote of a majority of the Members. Any vacancy occurring in any office of the Company shall be filled by the Members.

8.6	President. Subject to such supervisory powers, if any, as may be given by Members, if there be such an officer, the president shall be the chief operating office of the Company, shall have general and active management of the business of the Company, and shall see that all orders and resolutions of the Members are carried into effect. The President shall preside at all meetings of the Members. He shall be an ex officio member of all standing committees. He shall execute bonds, mortgages and other contracts except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Members to some other office or agent of the Company.

8.7	Vice President. In the absence of the president or in the event of his inability or refusal to act, the executive vice president, the vice president or vice presidents, if there be such an officer or officers, in order of their rank as fixed by the Members, or if not ranked, the vice president designated by the Members, shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. A vice president shall perform such other duties and have such other powers as the Members may from time to time prescribe.

ARTICLE 9. INDEMNIFICATION AND INSURANCE

9.1	General. The Company shall indemnify any person who was or is a party or who was or is threatened to be made a part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a officer or employee of the Company, or is or was serving at the request of the Company as an officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

9.2	Derivative Action. The Company shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was an officer, employee or agent of the Company, or is or was serving at the request of the Company as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, including attorney fees. If such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

9.3	Costs Indemnified. To the extent that an officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 9.1 and 9.2, or in defense of any claim, issue or matter therein, such officer, employee or agent shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith, including attorney fees. Any indemnification under subsections 9.1 and 9.2 shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the officer, employee or agent is proper in the circumstances because such officer, employee or agent has met the applicable standard of conduct set forth in subsections 9.1 and 9.2. Such determination shall be made (1) by the Members.

9.4	Time of Indemnification. Expenses incurred by an officer in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final deposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the officer to repay such amount if it is ultimately determined that the officer is not entitled to be indemnified by the Company as authorized in this Article 9. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Members deems appropriate.

9.5	Nonexclusive Rights. The indemnification and advancement of expenses provided by or granted pursuant to, the other sections of this Article 9 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any operating agreement, bylaw or otherwise, both as to action in a person’s official capacity and as to action in another capacity while holding such office. However, any amount actually received as the proceeds of any such other indemnification shall be deducted from the amount, if any, which such person may be entitled to receive pursuant to this Article 9.

9.6	Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was an officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article 9.

9.7	Resulting Company. For purposes of this Article 9, references to “the Company” shall include, in addition to the resulting Company, any constituent Company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its officers and employees or agents, so that any person who is or was an officer, employee or agent of such constituent Company, or is or was serving at the request of such constituent Company as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving Company as such person would have with respect to such constituent Company if its separate existence had continued.

9.8	References. For purposes of this Article 9, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as an officer, employee or agent of the Company which imposes duties on, or involves services by, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article 9.

9.9	Continuation. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 9 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE 10: MISCELLANEOUS

10.1	Notice. Any notice required or permitted to be given, pursuant to the provisions of the Articles of Organization of the Company or this Operating Agreement, shall be effective as of the date personally delivered, or, if sent by mail, on the date deposited with United States Postal Service, prepaid and addressed to the intended receiver at his or her last known address as shown in the records of the Company.

10.2	Waiver of Notice. Whenever any notice is required to be given pursuant to the provisions of any applicable law, the Articles of Organization of the Company or this Agreement, a waiver thereof, in writing, signed by the persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

10.3	Duality of Interest Transactions. Members of this Company have a duty of undivided loyalty to this Company in all matters affecting this Company’s interests.

10.4	Anticipated Transactions. Notwithstanding the provision of Section 9.5, it is anticipated that the Members and Officers will have other legal and financial relationships.

10.5	Governing Law. This Agreement shall be governed by the laws of the State of Kansas.

ARTICLE 11: AMENDMENTS

11.1	Amendments. This Operating Agreement may be altered, amended, restated, or repealed and a new Operating Agreement may be adopted and ratified as provided herein, after notice and opportunity for discussion of the proposed alteration, amendment, restatement, or repeal.

11.2	Entire Agreement. This Operating Agreement constitutes the entire agreement between the Members of the Company. There are no verbal understandings, agreements, representations or warranties between the Members relating to the operation of the Company which are not expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the Members, both written and oral.

RATIFICATION

THE UNDERSIGNED, being the sole Member of RAPID AIRCRAFT PARTS AND INVENTORY DISTRIBUTION COMPANY, LLC, a Kansas Limited Liability Company, hereby evidences its adoption and ratification of the foregoing Operating Agreement of the Company.

EXECUTED by each Member on the date first written above.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ James D. Knight
James D. Knight
Title:	Vice President